EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Daleen Technologies, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-89121) of Daleen Technologies, Inc. of our report dated January 24, 2000, relating to the consolidated balance sheets of Daleen Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable preferred stock and stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report appears in the Company's 1999 Annual Report on Form 10-K.



/s/ KPMG  LLP
Fort Lauderdale, Florida
March 29, 2000